POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Barry Brover, Michael C. Miller and Suzanne P. Andrews, and each of them, her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for her and in her name, place and stead, in any and all capacities, to execute for and on her behalf, in the undersigned’s capacity as an officer and/or director of Barnes & Noble Education, Inc. (the “Company”), any Form 3, Form 4 and Form 5, and any and all amendments thereto, and any other documents in connection therewith or other forms or documents required by Section 16(a) of the Securities Exchange Act of 1934 and any rules thereunder (“Section 16(a)”), and to file the same with the Securities and Exchange Commission as required by Section 16(a), granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or her substitutes, may lawfully do or cause to be done by virtue hereof.

The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

Executed as of the date set forth below.

/s/ Emily C. Chiu
Emily C. Chiu